Exhibit 99.1

Contact:
Ramses Erdtmann
Vice President of Finance
Phone: 408-215-3325

Pharmacyclics Appoints Chief Medical Officer Dr. Lori Anne Kunkel

SUNNYVALE, Calif. , Dec. 2, 2011 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced the appointment of Dr. Lori Anne Kunkel as its Chief Medical Officer.   Dr. Kunkel is board certified in hematology, oncology and internal medicine and will provide strategic input and oversight into the company’s clinical development programs and medical affairs.  The company’s lead clinical candidate, Btk inhibitor PCI-32765 is currently advancing through various Phase II trials and into Phase III studies in the coming year. Dr. Kunkel’s experience will be instrumental in shaping the next set of trials for this clinical compound.

Dr. Kunkel has held executive positions in a variety of companies that have provided her extensive experience in developing and commercializing oncologic/immunologic therapies.  Her areas of responsibilities have included clinical, regulatory, medical affairs and licensing.  She has worked for large biotechnology corporations (Genentech/Roche, Chiron/Novartis), and has served as Chief Medical Officer in start-up biotechs (ACT biotech, Syndax, Proteolix (acquired by Onyx)) and as Clinical Vice President at Genitope and Xencor. She has led US INDs, been directly involved in multiple EU and US strategic regulatory meetings, and secured Orphan Drug designations, Special Protocol Assessments, and Scientific Advice on numerous agents. She participated as a strategic clinical advisor and consultant to several corporations including Aton (acquired by Merck), DNAX (Schering Plough), Salmedix/Cephalon, Zymogenetics, Onyx, Raven, and Xoma, as well as a consultant for Boston and Bay area Venture Capital firms. Prior to joining the biotech industry in 1995 Dr. Kunkel spent ten years in academic and clinical medicine and served as a faculty member in the Division of Hematology/Oncology Bone Marrow Transplant Unit at University of California, Los Angeles . Dr. Kunkel holds a Bachelor of Arts in Biology from University of California, San Diego and a medical degree from University of Southern California.

Bob Duggan, CEO of Pharmacyclics stated, “We are thrilled to have Lori join our company.  Her years of work in both the academic and medical fields coupled with her extensive business experience and knowledge in the hematology/oncology space will be an invaluable asset to us as we continue to develop PCI-32765 in the clinic and pursue our mission of making a significant difference for the betterment of patients, their care givers and society.”

About Pharmacyclics

Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medial healthcare needs; and to identify promising product candidates based on scientific development expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Presently, Pharmacyclics has three product candidates in clinical development and several preclinical molecules in lead optimization. We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs to viable commercialization.

The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.